Licensing and Marketing Agreement

This Licensing and Marketing Agreement is made and entered into as of the 2nd day of August, 2005 (effective date) between the following parties:

Debt Plan Services Inc.

dba NO MORE Mortgage

             (NMM)

1438 East 820 North, Orem, Utah 84097

ASAP Marketing Corporation

7545 N. Del Mar, Suite 102, Fresno, CA 93711

(ASAP)

1.  Purpose of This Agreement.

NMM is in the business of marketing, selling, and servicing its Homeowner's Debt Elimination Programs throughout the United States and providing leads to various mortgage companies and debt-management companies.

ASAP is in the business of marketing various products and services.

The purpose of this agreement is to increase sales of NMM's products and services, while generating commissions to ASAP on a "per-enrollment" or "per-sale" basis, including a monthly residual income from client's enrolled in NMM's Homeowner's Debt Elimination Programs and referrals for services to  other companies with which NMM as established relationships.

2.  Grant of License.

Subject to the terms and conditions of this agreement, NMM hereby grants an exclusive, world-wide license to ASAP to promote the products and services of NMM, including the use by ASAP of any and all trademarks, service marks or other trade names, whether registered or under common law, as more further described in  Section 7 hereof.  NMM will not conduct any advertising efforts to promote its products and services independent of the efforts of ASAP nor will it engage any third party to do so, other than the existing referral relationships with current referral partners and new referral relationships being developed with debt management companies.

3.  Relationship Between the Parties.

The relationship established by this agreement shall at all times be that of independent contractors, and neither party shall have the authority to bind the other party in any manner whatsoever. Neither party shall direct or control the day-to-day activities of the other and nothing in this agreement shall be construed to constitute either party as employer, employee, franchisee, franchisor, partner, joint venture, or party to a common undertaking, for any purpose.  Neither party shall have the power to bind or contract on behalf of the other party in any manner whatsoever. All financial obligations associated with each parties business are the sole obligation of the party who incurs such obligations.  Neither party will make any representation or warranty, or incur any obligation or liability on behalf of the other party, and neither party shall make any representation to any third party inconsistent with this section.

4.  Infomercial/Advertisement to be Produced by ASAP.

ASAP will use the licenses granted it pursuant to this Agreement to produce advertisements for the purpose of generating sales of the NMM Homeowner's Debt Elimination Program, as well as sales of other financial products and/or services to be provided by ASAP or other parties. Such advertisements may be via television, radio and/or web infomercials, as well as print and other media campaigns; provided, however, that all scripts, other spoken or printed language and all representations made therein shall have been approved in writing by NMM prior to any public dissemination of such advertisements.

ASAP will bear all costs of producing and airing such advertisements.

5.  Online Results Tracking.

NMM will provide a secure online interface to ASAP that will show all calls received by NMM, the status of each prospect including the notes made by NMM staff, and a recording of the original call from the client (as long as calls are directed to the toll-free number provided by NMM). It will also show a report of payments made to ASAP, and payments that are projected to paid from enrollments that are in process. NMM will use all reasonable efforts to diligently process all calls referred to it by ASAP.

6.  Compensation from NMM to ASAP.

A.

For every client generated by the advertising efforts of ASAP that is enrolled in NMM's Debt Elimination Program, NMM will pay to ASAP an enrollment fee of $400, plus a monthly fee of $7.50 for as long as each client pays a monthly administrative fee to NMM.  If good faith deposits are received from prospective clients, $100 from each such deposit will be advanced to ASAP and credited against the $400 enrollment fees due ASAP.

B.

For every client generated by the advertising efforts of ASAP that is enrolled in NMM's Bi-Weekly Mortgage Program, NMM will pay to ASAP an enrollment fee of $100, plus a bi-weekly fee of $1.00 for as long as each client pays their Bi-Weekly administrative fee to NMM.

C.

NMM will pay to ASAP a fee of $400 for each client generated by the advertising efforts of  ASAP that does not enroll in NMM's Debt Elimination Program, but receives a first mortgage from any mortgage operation resulting from a referral from NMM or its founders.

D.

In addition,  ASAP and NMM will share, on an equal basis, all gross profits received by NMM for referral of clients for Consumer Credit Counseling, Commercial Credit Counseling for Small Businesses, Debt-Settlement Programs, Credit Repair , Foreclosure Mitigation, Bankruptcy, or similar services, and sales of self-help financial materials by companies with which NMM has working relationships.

All compensation due ASAP will be paid to ASAP by NMM on or before the 20th of each month for the enrollments and monthly payments made by clients, or referral fees received from third parties, during the previous calendar month.  (NMM generally collects its revenue by the 15th of each month for closings during the previous month.)

ASAP shall have the right to establish and collect the initial fees paid by the clients for a credit report package.  It is agreed that such fee shall be established at $39.00, subject to change by ASAP.  However, NMM shall be entitled to retain any credit card processing fees incurred by it in connection with the credit report fees.

7.  Use of Trademarks and Trade Names.

ASAP understands and agrees that for all purposes, all trademarks, service marks, trade names, logos or identifying slogans and promotional material, whether or not registered, constitute the exclusive property of NMM and shall not be used by ASAP except in connection with promoting and selling the products and services of NMM pursuant to this agreement.  ASAP will not register or attempt to register any trademark, service mark, trade name, logo or identifying slogan of NMM in any jurisdiction.

8.  Term of this Agreement.

This initial term of this agreement shall begin as of the effective date above, and will continue until the end of the end of the calendar year in which it began. It will then renew automatically for subsequent one year terms, unless terminated earlier by either party.  This agreement may be terminated, or be reduced to a non-exclusive marketing agreement by either party, but only with just cause, by giving the other party written notice ninety (90) days in advance of such termination.

Just cause for NMM is limited to the following circumstances: illegal activity on the part of ASAP, harm to NMM resulting from unapproved claims made by ASAP, insufficient lead volume to keep a steadily growing NMM sales staff productive with quality leads of five consecutive weeks.  It is the initial expectation of both parties that ASAP will generate a sufficient quantity and quality of leads to help NMM grow quickly and steadily over a two year period, toward the objective of approximately 20,000 leads per month, resulting in approximately 2,000 new debt plans per month.

Just cause for ASAP is limited to the following circumstances:  failure of NMM to generate sufficient sales from the leads generated to provide a reasonable return on investment for the investments made by ASAP in the lead campaigns described in section 4 of this agreement or illegal activity on the part of NMM.

Upon termination, NMM will continue to pay to ASAP the agreed upon monthly fees for as long as each client pays their monthly administrative fee.

Upon termination, ASAP agrees to cease all use of NMM's name and logo, and return any property received from NMM.

9.  Confidentiality and Proprietary Information.

Each party agrees to keep confidential and not to disclose or make any unauthorized use of any trade secrets, confidential information, knowledge, data or other information of the other party that they are given access to or otherwise acquire during the course of performing their duties hereunder relating to products, services, research and development activities, processes, software concepts, know-how, designs, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business or research of each party or any of the customers, licensees or affiliates that the other party knows or has reason to know are considered confidential (the "confidential information"). This duty survives the termination of this Agreement. However, the confidential information shall not include information which: (1) is or becomes publicly available without breach of this Agreement; (2) is rightfully and legally received from a third party not under any duty to keep it confidential; (3) was known by the company prior to the disclosure; or (4) is disclosed pursuant to the requirement of a governmental agency or operation of law, provided that the company is obligated to use reasonable efforts to prevent disclosure under such circumstances.

10. Representation and Indemnification.

Each party represents and covenants that it is lawfully licensed to, and will continue to be lawfully licensed to, carry on the businesses it conducts and is in compliance with, and shall continue to remain in compliance with, all applicable federal, state, and local laws, rules and regulations relating thereto.  Each party agrees to indemnify, defend, and hold the other party harmless from any loss, cost, or damage (including, without limitation, attorney fees and costs) incurred by the other party as a result of a breach, or alleged breach, by the other party of the foregoing representations and covenants.  The foregoing indemnification shall survive the termination of this Agreement.

11. Miscellaneous Provisions.

Severability.  If one or more of the words, phrases, sentences, paragraphs or provisions in this Agreement shall be held invalid, this Agreement shall be construed as if such invalid portion had not been inserted, and if such invalidity shall be caused by the length of any period of time, such period of time shall be reduced to a period that would cure such invalidity.

Applicable Law.  This Agreement shall be governed by the laws of the State of Utah and all actions brought hereunder whether at law or in equity shall be brought in a court of competent jurisdiction in the State of Utah. All parties hereby consent to Utah as the proper personal, as well as general, jurisdiction regarding any dispute with reference to this Agreement. Furthermore, the parties also agree that any and all claims arising from or in connection with the subject matter of this Agreement must be brought in the applicable court set forth above, and the parties hereby expressly waive any venue privileges which may be asserted in connection with this Agreement. In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

Entire Agreement.  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, arrangements, understandings and agreements between the parties. This Agreement may only be modified in a writing executed by all parties.

Survival.  The parties respective obligations, covenants, indemnities, representations and warranties in this Agreement shall survive the termination of this Agreement unless, indicated otherwise by the express terms thereof.

Authorization.  The undersigned represents that he/she is signing on behalf of the organization and affirmatively represents that he/she has been authorized to sign in behalf of and bind the organization.

Notices.  Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States mail service via certified mail, return receipt requested or by overnight mail requiring a signature of receipt, or by facsimile with confirmation of receipt and addressed as set forth above.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement.

Facsimile Execution. The parties agree that transmission of this Agreement to the other party with such party's facsimile signature shall suffice to bind the party transmitting same to this Agreement in the same manner as if an original signature had been delivered. Without limitation of the foregoing, each party who transmits the Agreement with such party's facsimile signature agrees to deliver the original thereof to the other party as soon as possible thereafter.

IN WITNESS WHEREOF, Debt Plan Services, Inc. and ASAP Marketing Corporation have entered into this Agreement as of the day and year first stated above.

Debt Plan Services, Inc.

/s/ Larry Ruff                                              August 2, 2005

By Larry Ruff, President                                Date

ASAP Marketing Corporation

/s/ Rodney Ray                                         August 2, 2005

By Rodney Ray, President                            Date